EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cytori Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-210211, 333-181764, 333-82074, 333-122691, and 333-202858) on Form S-8, (Nos. 333-153233, 333-159912, 333-192409, 333-200090, and 333-195846) on Form S-3, and (No. 333-215365) on Form S-1 of Cytori Therapeutics, Inc. of our reports dated March 11, 2016, with respect to the consolidated balance sheet of Cytori Therapeutics, Inc. and subsidiaries as of December 31, 2015, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2015, and the accompanying schedule of valuation and qualifying accounts of Cytori Therapeutics, Inc. and subsidiaries as of and for the year ended December 31, 2015, and to the reference to our firm in Item 6, Selected Financial Data, which reports and reference to our firm appears in the December 31, 2016 annual report on Form 10-K of Cytori Therapeutics, Inc.

Our report dated March 11, 2016 contains an explanatory paragraph that states that the Company’s recurring losses from operations and liquidity position raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

San Diego, California

March 24, 2017